Employment Agreement

This Employment Agreement (the “Agreement”), dated as of May 28, 2012 (the “Effective Date”), is made by and between Codexis, Inc., a Delaware corporation (the “Company”), and John Nicols (the “Executive”) (collectively referred to herein as the “Parties”).

RECITALS

WHEREAS, the Company desires to assure itself of the services of Executive by engaging Executive to perform services under the terms hereof; and

WHEREAS, Executive desires to provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Certain Definitions.

Capitalized terms not specifically defined in the text of this Agreement shall have the following meanings:

(a) “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended from time to time.

(b) “Board” shall mean the Board of Directors of the Company.

(c) The Company shall have “Cause” to terminate Executive’s employment hereunder upon: (i) the willful and continued failure to substantially perform Executive’s duties with the Company (other than as a result of physical or mental disability) after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties and that has not been cured within fifteen (15) days following receipt by Executive of the written demand; (ii) commission of a felony (other than a traffic-related offense) that in the written determination of the Board is likely to cause or has caused material injury to the Company’s business; (iii) documented intentional misrepresentation or omission of material fact with respect to a significant matter relating to the Company’s business; or (iv) material breach of any agreement by and between Executive and the Company, which material breach has not been cured within fifteen (15) days following receipt by Executive of written notice from the Board identifying such material breach.

(d) “Change in Control” shall mean (i) a dissolution or liquidation of the Company; (ii) a sale of all or substantially all the assets of the Company; (iii) a merger or consolidation in which the Company is not the surviving corporation and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors has changed; (iv) a reverse merger in which the Company is the surviving corporation but the shares of the common stock of the Company outstanding immediately before the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors has changed; (v) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors; or, (vi) in the event that the individuals who are members of the Incumbent Board cease for any reason to constitute at least fifty percent (50%) of the Board. Notwithstanding the foregoing, a Change in Control shall not include any transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board acting in good faith and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise) or a public offering of the Company’s common stock.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Date of Termination” shall mean (i) if Executive’s employment is terminated due to Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated due to Executive’s Disability, the date determined pursuant to Section 4(a)(ii) hereof; or (iii) if Executive’s employment is terminated pursuant to Section 4(a)(iii)-(viii) hereof either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4(b) hereof, whichever is earlier.

(g) “Disability” shall mean Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that (i) can be expected to result in death or that can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Company. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees or directors of the Company provided that the definition of “disability” applied under such disability insurance program complies with the requirements of the preceding sentence. Upon the request of the Board, Executive must submit proof to the plan administrator of the Social Security Administration’s or the provider’s determination.

(h) Executive shall have “Good Reason” to terminate Executive’s employment hereunder after the occurrence of any of the following without Executive’s written consent: (i) a material diminution in Executive’s base compensation; (ii) a material diminution in Executive’s authority, duties or responsibilities; (iii) a material change of at least thirty-five (35) miles in the geographic location at which Executive must perform Executive’s services; or (iv) a material breach of this Agreement by the Company. Notwithstanding the foregoing, Executive shall not have “Good Reason” unless the condition giving rise to Executive’s resignation continues more than thirty (30) days following Executive’s written notice of the condition provided to the Company within ninety (90) days of the first occurrence of such condition and Executive’s resignation is effective within one hundred eighty (180) days following the first occurrence of such condition.

(i) “Incumbent Board” shall mean the individuals who, as of the Effective Date, are members of the Board. If the election, or nomination for election by the Company’s stockholders, of any new director is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board.

(j) “Person” shall mean any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.

(k) “Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.

2. Employment.

(a) General. The Company shall employ Executive and Executive shall enter the employ of the Company, for the period and in the position set forth in this Section 2, and upon the other terms and conditions herein provided.

(b) Employment Term. The term of employment under this Agreement (the “Term”) shall be for the period beginning on June 13, 2012 (the actual date Executive commences employment hereunder, the “Commencement Date”), and ending on the fourth (4th) anniversary thereof, subject to earlier termination as provided in Section 4 below. The Term shall automatically renew for additional one (1) year periods unless either Party gives ninety (90) days advance written notice of non-renewal (“Notice of Non-Renewal”) to the other Party, in which case Executive’s employment will terminate at the end of the then-applicable Term or any other date set by the Company in accordance with Section 4 below and subject to earlier termination as provided in Section 4 below.

(c) Position and Duties. During the Term, Executive: (i) shall serve as the President and Chief Executive Officer of the Company, with responsibilities, duties and authority customary for such position, subject to direction by the Board; (ii) shall report directly to the Board; (iii) shall devote substantially all Executive’s working time and efforts to the business and affairs of the Company and its subsidiaries; and (iv) agrees to observe and comply with the Company’s rules and policies as adopted by the Company from time to time. The Board has already consented to Executive’s continuing service on each board of directors of which Executive is now a member as set forth on Exhibit A attached hereto, which consent shall continue until such time as the Board provides notice to Executive that, in its reasonable judgment, such company competes with the Company, such service interferes with Executive’s duties as President and Chief Executive Officer of the Company or places him in a competing position, or otherwise conflicts with, the interests of the Company. Notwithstanding the foregoing, Executive may devote reasonable time to unpaid activities such as supervision of personal investments and activities involving professional, charitable, educational, religious, civic and similar types of activities, speaking engagements and membership on committees, provided such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement, violate the Company’s standards of conduct then in effect, or raise a conflict under the Company’s conflict of interest policies. Executive cannot serve on the board of directors of a private or publicly traded company (other than the Company’s Board) without the Board’s prior written consent. In addition, as of the Effective Date, the Company shall use commercially reasonable efforts to cause Executive to elected to the Board. During the Term, the Board shall propose Executive for re-election to the Board.

3. Compensation and Related Matters.

(a) Annual Base Salary. During the Term, Executive shall receive a base salary at a rate of five hundred seventy five thousand dollars ($575,000) per annum (the “Annual Base Salary”), which shall be paid in accordance with the customary payroll practices and procedures of the Company. Such Annual Base Salary shall be reviewed by the Board not less often than annually, and may be increased from time to time.

(b) Annual Target Bonus. Commencing in 2012, with respect to each Company fiscal year that ends during the Term, Executive will be eligible to receive an annual performance bonus, with seventy five percent (75%) of Annual Base Salary (the “Annual Target Bonus”) being payable in the event the performance goals with respect thereto are achieved at target, prorated for any partial year served. The Annual Target Bonus shall be subject to upward adjustment up to one hundred twenty percent (120%) of the Annual Target Bonus amount upon the achievement of corporate level performance goals at the maximum level and of up to an one hundred fifty percent (150%) of the Annual Target Bonus amount upon the achievement of individual performance goals at the maximum level with the aggregate Annual Target Bonus payable in the event both corporate level and individual performance goals are achieved at the maximum level of one hundred thirty-five percent (135%) of Annual Base Salary. The Annual Target Bonus amount payable shall be based on the achievement of performance goals to be mutually agreed upon by the Board and Executive. The amount of any Annual Target Bonus for which Executive is eligible shall be reviewed by the Board from time to time. The Annual Target Bonus shall be payable on such date as is determined by the Board in its sole discretion as soon as reasonably practicable after the final audited financial performance information for the Company is available for the calendar year with respect to which such Annual Target Bonus relates. Notwithstanding any other provision of this Section 3, no bonus shall be payable with respect to any calendar year unless Executive remains continuously employed with the Company during the period beginning on the Commencement Date and ending December 31st of the year for which the bonus is to be paid. Any Annual Target Bonus earned by Executive pursuant to this section shall be paid to Executive, less authorized deductions and required withholding obligations, within two and a half months following the end of the calendar year to which the bonus relates.

(c) Sign On Bonus. Executive shall be entitled to a one-time sign on bonus of $125,000 payable in $62,500 installments on the first payroll date following the Commencement Date and the first payroll date following the first anniversary of the Commencement Date, in each case, subject to Executive’s continued employment through the payment date and less applicable withholding taxes.

(d) Relocation. The Company shall reimburse Executive up to one hundred thousand dollars ($100,000) for reasonable expenses incurred to relocate Executive to the San Francisco Bay Area. Executive shall be required to submit documentation of expenses in accordance with Company policy prior to reimbursement, with such reimbursement taking place no later than fifteen (15) days thereafter.

(e) Benefits. During the Term, Executive may participate in such employee and executive benefit plans and programs as the Company may from time to time offer to provide to its employees and executives, pursuant to the terms and eligibility requirements of those plans, provided, that Executive shall be credited with five (5) years of service with respect to each such plan. Without limiting the foregoing, the Compensation Committee of the Board shall consider in good faith the establishment of a nonqualified deferred compensation plan in which, if adopted, Executive shall be entitled to participate.

(f) Flexible Time Off. During the Term, Executive shall be entitled to paid flexible time off in accordance with the Company’s flexible time off policy, as it may be amended from time to time, provided, that for the purposes of the Company’s flexible time off policy, Executive shall be credited with five (5) years of service. Any flexible time off shall be taken at the reasonable and mutual convenience of the Company and Executive. Holidays shall be provided in accordance with Company policy, as in effect from time to time.

(g) Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures.

(h) Stock Ownership Guidelines. On or prior to the fifth anniversary of the Commencement Date, Executive shall own, or beneficially own, that number of shares of the common stock of the Company equal to the lesser of (i) that number of shares having a fair market value equal to five times Executive’s Annual Base Salary or (ii) 1,333,333. Upon any increase in Executive’s Annual Base Salary, Executive shall have five years from the date of such increase to meet the requirement of subclause (i) to the extent applicable. In the event Executive’s ownership of Company common stock falls below the amount required under this Section 3(h), Executive will satisfy Executive’s obligations under this Section 3(h) by retaining not less than fifty percent (50%) of the shares of common stock issued to Executive upon vesting or exercise of equity awards until such time as Executive’s ownership of Company common stock otherwise meets the requirements of this Section 3(h).

4. Termination.

(a) Circumstances. Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(i) Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii) Disability. If Executive incurs a Disability, the Company may give Executive written notice of its intention to terminate Executive’s employment. In that event, Executive’s employment with the Company shall terminate, effective on the later of the thirtieth (30th) day after receipt of such notice by Executive or the date specified in such notice; provided that within the thirty (30) day period following receipt of such notice, Executive shall not have returned to full-time performance of Executive’s duties hereunder.

(iii) Termination for Cause. The Company may terminate Executive’s employment for Cause at any time.

(iv) Termination Without Cause. The Company may terminate Executive’s employment without Cause at any time.

(v) Resignation for Good Reason. Executive may resign from Executive’s employment for Good Reason at any time.

(vi) Resignation for Any Other Reason. Executive may resign from Executive’s employment without Good Reason at any time.

(vii) Non-Renewal of Term by the Company. The Company may give Notice of Non-Renewal to Executive pursuant to Section 2 hereof.

(viii) Non-Renewal of Term by Executive. Executive may give Notice of Non-Renewal to the Company pursuant to Section 2 hereof.

(b) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 4 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specifying a Date of Termination which, if submitted by Executive, shall be at least thirty (30) days following the date such notice is received by the Company (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion.

(c) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its Affiliates.

5. Company Obligations upon Termination of Employment.

(a) In General. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate) shall be entitled to receive: (i) any portion of Executive’s Annual Base Salary and Annual Target Bonus (as adjusted pursuant to Section 3(b)) earned through the Date of Termination not theretofore paid, (ii) any expenses owed to Executive under Section 3(g) above, (iii) any accrued but unused flexible time off owed to Executive pursuant to Section 3(f) above, and (iv) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 3(e) above, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements. Except as otherwise set forth in Sections 5(b), (c) and (d) below, the payments and benefits described in this Section 5(a) shall be the only payments and benefits payable in the event of Executive’s termination of employment for any reason.

(b) Severance Payments Not In Connection With a Change in Control. In the event of Executive’s termination of employment by the Company without Cause by Executive for Good Reason or because of Executive’s death or Disability, in each case, that occurs other than during the twelve (12) month period commencing on the consummation of a Change in Control pursuant to Section 4(a)(i), 4(a)(ii), 4(a)(iv) or 4(a)(v) hereof, respectively, in addition to the payments and benefits described in Section 5(a) above, the Company shall, subject to Sections 12 and 5(d) hereof and subject to Executive’s delivery (or delivery by Executive’s estate) to the Company of a general release of claims against the Company in a form reasonably acceptable to the Company (a “Release”) that becomes effective and irrevocable accordance with Section 13(d) hereof:

(i) Pay to Executive in a lump sum cash payment an amount equal to one hundred percent (100%) of Executive’s Annual Base Salary as of the Date of Termination, such payment to be made on the first regular payroll date following the date the Release becomes effective and irrevocable or as otherwise provided in Section 13(d) hereof;

(ii) Pay to Executive one hundred percent (100%) of Annual Target Bonus in a lump sum cash payment, such payment to be made on the first regular payroll date following the date the Release becomes effective and irrevocable or as otherwise provided in Section 13(d) hereof;

(iii) To the extent unvested, the Option and the Restricted Stock Award (each as defined in Section 6 below) shall automatically become vested and, if applicable, exercisable and any restrictions thereon shall immediately lapse, in each case, with respect to one hundred percent (100%) of the then unvested shares subject to such Option and Restricted Stock Award. Each other outstanding equity award, including, without limitation, each other stock option, restricted stock award and restricted stock unit, held by Executive shall automatically become vested and, if applicable, exercisable and any restrictions thereon shall immediately lapse, in each case, with respect to that number of shares that would have vested had Executive continued employment for the twelve (12) month period immediately following the Date of Termination; and

(iv) If Executive elects to receive continued healthcare coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the COBRA premiums for Executive and Executive’s covered dependents during the period commencing on Executive’s termination of employment and ending upon the earliest of (X) the one-year anniversary of the Date of Termination, (Y) the date that Executive and/or Executive’s covered dependents, as applicable, become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer. Notwithstanding the preceding sentence, with regard to such COBRA continuation coverage, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to the Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue the Executive’s and Executive’s covered dependents’ group insurance coverage as in effect on the Date of Termination (which amount shall be based on the premiums for the first month of COBRA coverage).

(c) Severance Payments In Connection with a Change in Control. In the event of Executive’s termination of employment by the Company without Cause by Executive for Good Reason or because of Executive’s death or Disability, in each case, that occurs within the twelve (12) month period commencing on the consummation of a Change in Control pursuant to Section 4(a)(i), 4(a)(ii), 4(a)(iv) or 4(a)(v) hereof, respectively, in addition to the payments and benefits described in Section 5(a) above, the Company shall, subject to Sections 12 and 5(d) hereof and subject to Executive’s delivery (or delivery by Executive’s estate) to the Company of a Release that becomes effective and irrevocable accordance with Section 13(d) hereof:

(i) Pay to Executive in a lump sum cash payment an amount equal to one hundred fifty percent (150%) of Executive’s Annual Base Salary, such payment to be made on the first regular payroll date following the date the Release becomes effective and irrevocable or as otherwise provided in Section 13(d) hereof;

(ii) Pay to Executive one hundred fifty percent (150%) of Executive’s Annual Target Bonus in a lump sum cash payment, such payment to be made on the first regular payroll date following the date the Release becomes irrevocable or as otherwise provided in Section 13(d) hereof;

(iii) Each outstanding equity award, including, without limitation, each stock option, restricted stock award and restricted stock unit, held by Executive shall automatically become vested and, if applicable, exercisable and any restrictions thereon shall immediately lapse, in each case, with respect to one hundred percent (100%) of the then unvested shares subject to such equity award; and

(iv) If Executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse Executive for, the premium for Executive, Executive’s covered dependents and Executive’s spouse or domestic partner through the earlier of (i) the eighteen (18) month anniversary of the Date of Termination and (ii) the date Executive, Executive’s covered dependents, if any, and Executive’s spouse or domestic partner, if any, become eligible for healthcare coverage under another employer’s plan(s). After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA. Notwithstanding the preceding sentence, with regard to such COBRA continuation coverage, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to the Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue the Executive’s and Executive’s covered dependents’ group insurance coverage as in effect on the Date of Termination (which amount shall be based on the premiums for the first month of COBRA coverage).

(d) Termination in Contemplation of Change in Control. Notwithstanding anything to the contrary in Section 5(b) or 5(c), in the event Executive is terminated by the Company without Cause or resigns for Good Reason and the event giving rise to such termination or resignation occurs at the direction of a person or entity that has entered into an agreement with the Company that contemplates a transaction that, if consummated, would constitute a Change in Control, then for all purposes hereunder, including Section 5(b) and 5(c), such termination or resignation shall be deemed to have occurred within the twelve (12) month period immediately following a Change in Control and Executive shall be entitled to the benefits set forth in Section 5(c) with such benefits to be paid, or commence being paid, upon the Date of Termination, but otherwise subject to the terms and conditions of Section 5(c).

(e) No Other Severance. The provisions of this Section 5 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program or other arrangement maintained by the Company.

(f) No Requirement to Mitigate; Survival. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment and the expiration or termination of the Term shall not impair the rights or obligations of any party hereto.

6. Equity Awards.

(a) Stock Option. Executive shall be granted an option to purchase (the “Option”) four hundred thousand (400,000) shares of Company common stock on or as soon as administratively practicable after the Commencement Date. The per share exercise price of the Option shall be equal to the per share closing price of the Company’s common stock on the date of grant. The Option shall vest and become exercisable with respect twenty-five percent (25%) of the total number of shares subject to the Option on the first anniversary of the Commencement Date and with respect to 1/48th of the total number of shares of Company common stock subject to the Option on each monthly anniversary of the Commencement Date thereafter, such that the Option shall be fully vested and exercisable on the fourth (4th) anniversary of the Commencement Date, in each case, subject to Executive’s continuous service to the Company through the applicable vesting date. The Option shall otherwise be subject to the terms of the plan pursuant to which they are granted and/or an award agreement to be entered into between Executive and the Company.

(b) Restricted Stock. Executive shall be granted an award of seven hundred fifty thousand (750,000) shares of restricted stock (the “Restricted Stock Award”) on or as soon as administratively practicable after the Commencement Date. The Restricted Stock Award shall vest, and the restrictions thereon lapse, with respect to twenty five percent (25%) of the total number of shares of restricted stock subject thereto on each anniversary of the Commencement Date, such that the Restricted Stock shall be fully vested, and the restrictions thereon shall have fully lapsed, on the fourth (4th) anniversary of the Commencement Date, subject to Executive’s continuous service to the Company through the applicable vesting date. The Restricted Stock Award shall otherwise be subject to the terms of the plan pursuant to which they are granted and/or an award agreement to be entered into between Executive and the Company.

(c) Future Equity Grants. During the period of time commencing in 2013 and ending December 31, 2015, Executive shall be entitled to receive annual grants of equity awards (the “Target Annual Equity Awards”) in accordance with the Company’s policies as in effect from time to time. The Target Annual Equity Awards shall have a targeted grant date fair value that is comparable with and reflective of prior CEO grant awards and peer company comparisons, but in any event, that is not less than $1,000,000. No less than fifty percent (50%) of the Target Annual Equity Awards shall vest and, if applicable, become exercisable based on the achievement of performance goals to be mutually agreed upon by the Board and Executive.

7. Restrictive Covenants.

(a) Affiliates. As used in this Section 7, the term “Company” shall include the Company and any Affiliate of the Company.

(b) Confidential Information Agreement. Executive shall enter into and abide by the Company’s standard Confidential Information, Secrecy, and Invention Agreement (the “Confidential Information Agreement”).

(c) Non-Competition. Without limiting the Confidential Information Agreement, Executive hereby agrees that Executive shall not, at any time during the Term, directly or indirectly engage in, have any interest in (including, without limitation, through the investment of capital or lending of money or property), or manage, operate or otherwise render any services to, any Person (whether on his own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity) that engages in (either directly or through any subsidiary or affiliate thereof) any business or activity in the United States (i) that is in direct or indirect competition with the business of the Company, or (ii) which the Company has taken active steps to engage in or acquire, but only if Executive directly or indirectly engages in, has any interest in (including, without limitation, through the investment of capital or lending of money or property), or manages, operates or otherwise renders any services in connection with, such business or activity (whether on his own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity). Notwithstanding the foregoing, Executive shall be permitted to acquire a passive stock or equity interest in such a business; provided that such stock or other equity interest acquired is not more than one percent (1%) of the outstanding interest in such business.

(d) Non-Solicitation. Without limiting the Confidential Information Agreement, Executive hereby agrees that Executive shall not, at any time during the Term or, with respect to subsection (ii) below, within the one (1) year period immediately following the Term, directly or indirectly, either for himself or on behalf of any other Person, (i) recruit or otherwise solicit or induce any employee or consultant of the Company to terminate its employment or arrangement with the Company, or otherwise change its relationship with the Company, or (ii) hire, or cause to be hired, any person who was employed by the Company at any time during the twelve (12) month period immediately prior to the Date of Termination or who thereafter becomes employed by the Company. Notwithstanding the foregoing, nothing herein shall prevent Executive from directly or indirectly hiring any individual who submits a resume or otherwise applies for a position in response to a publicly posted job announcement or otherwise applies for employment with any Person with whom Executive may be associated absent any violation of Executive’s obligations pursuant to clause (i) above.

(e) Non-Disclosure. Without limiting the Confidential Information Agreement, except as Executive reasonably and in good faith determines to be required in the faithful performance of Executive’s duties hereunder or in accordance with Section 7(g) below, Executive shall, during the Term and after the Date of Termination, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, for Executive’s benefit or the benefit of any other Person, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any Person, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. Executive’s obligation to maintain and not use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any other Person, any Proprietary Information after the Date of Termination will continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of Executive’s direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company. The parties hereby stipulate and agree that as between them, the Proprietary Information identified herein is important, material and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(f) Return of Company Property. Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company (i) all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents that are Proprietary Information, including all physical and digital copies thereof, and (ii) all other Company property (including, without limitation, any personal computer or wireless device and related accessories, keys, credit cards and other similar items) which is in his possession, custody or control.

(g) Disclosure of Agreements. Prior to accepting other employment or any other service relationship during the Term or the one (1) year period immediately following the Term, Executive shall provide a copy of this Section 7 and the Confidential Information Agreement to any recruiter who assists Executive in obtaining other employment or any other service relationship and to any employer or other Person with which Executive discusses potential employment or any other service relationship.

(h) Revision. In the event the terms of this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. Any breach or violation by Executive of the provisions of this Section 7 shall toll the running of any time periods set forth in this Section 7 for the duration of any such breach or violation.

8. Injunctive Relief.

It is recognized and acknowledged by Executive that a breach of the covenants contained in Section 7 above will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Section 7 above, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

9. Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law.

10. Miscellaneous Provisions.

(a) Defense of Claims. Executive agrees that, during the Term and for a period of twelve (12) months after the Date of Termination, upon request from the Company, Executive will cooperate with the Company and its affiliates in the defense of any claims or actions that may be made by or against the Company or any of its affiliates that affect Executive’s prior areas of responsibility, except if Executive’s reasonable interests are adverse to the Company or affiliates in such claim or action. The Company agrees to promptly pay or reimburse Executive upon demand for all of Executive’s reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with Executive’s obligations under this Section 10(a).

(b) Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of California, without giving effect to any principles of conflicts of law, whether of the State of California or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.

(c) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(d) Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i) If to the Company:

Codexis, Inc.

200 Penobscot Drive

Redwood City, CA 94063

Attn: Board of Directors

Facsimile: (650) 421-8108

and copies to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025-1008

Attn: Patrick Pohlen, Esq.

Facsimile: (650) 463-2600

(ii) If to Executive, at the address set forth on the signature page hereto.

or at any other address as any Party shall have specified by notice in writing to the other Party.

(e) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

(f) Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(g) Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company, as applicable, may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(h) No Inconsistent Actions. The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(i) Forum. Any suit brought hereon shall be brought in the state or federal courts sitting in San Mateo County, California, and the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each Party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

(j) Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(k) Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

11. Legal Fees. The Company shall promptly reimburse or pay directly on Executive’s behalf all attorney’s fees and costs incurred by Executive in connection with the negotiation, drafting and finalization of this Agreement, up to a maximum of five thousand dollars ($5,000).

12. Golden Parachute Excise Tax.

(a) Best Pay. Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below). The “Reduced Amount” will be either (l) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (2) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’ s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (1) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

(b) Accounting Firm. The accounting firm engaged by the Company for general tax purposes as of the day prior to the Change in Control will perform the calculations set forth in Section 12(a) above. If the firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company within fifteen (15) days before the consummation of a Change in Control (if requested at that time by the Company) or such other time as requested by the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the

Company with documentation reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder will be final, binding and conclusive upon the Company and Executive.

13. Section 409A.

(a) General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Executive notifies the Company that Executive has received advice of tax counsel of a national reputation with expertise in Section 409A that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor) or the Company independently makes such determination, the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(b) Separation from Service. Notwithstanding any provision to the contrary in this Agreement: (i) no amount that constitutes “deferred compensation” under Section 409A shall be payable pursuant to Sections 5(b), 5(c) and 5(d) above unless the termination of Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations (“Separation from Service”); and (ii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31st of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

(c) Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(d) Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release, (i) the Company shall deliver the Release to Executive within ten (10) business days following the Date of Termination, and the Company’s failure to deliver a Release prior to the expiration of such ten (10) business day period shall constitute a waiver of any requirement to execute a Release, (ii) if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes his acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (iii) in any case where the Date of Termination and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes of this Section 13(d), “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 13(d), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 13(d)(iii), on the first payroll period to occur in the subsequent taxable year, if later.

14. Employee Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date and year first above written.

CODEXIS, INC.

By:	/s/ Thomas R. Baruch

Name: Thomas R. Baruch

Title: Chairman of the Board

EXECUTIVE

By:	/s/ John Nicols

John Nicols

Address:

Exhibit A

Current Board of Director Service

None